Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	(Analysts) Matthew Stroud (407) 245-6458
(Media) Rich Jeffers (407) 245-4189

Darden Restaurants, Inc. Announces New Board Member

ORLANDO, Fla., November 3, 2008 – Darden Restaurants, Inc. (NYSE: DRI) has elected Christopher J. (CJ) Fraleigh, executive vice president and chief operating officer—North America of Sara Lee Corporation, to its board of directors effective November 3, 2008. Darden owns and operates Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52 restaurants.

“CJ Fraleigh brings a wealth of leadership experience to Darden, particularly in the areas of brand building, marketing innovation and operations excellence,” said Clarence Otis, Darden’s chairman and chief executive officer. “He is a highly respected business leader and will be a tremendous asset to our board and to our company as we continue to grow our industry-leading portfolio of brands.”

Fraleigh, 45, has served as executive vice president of Sara Lee Corporation and chief operating officer – North America since November 2007. He served as chief executive officer of Sara Lee Food & Beverage from January 2005 to November 2007.

Prior to joining Sara Lee, Fraleigh was general manager of General Motors Corporation’s GMC-Buick-Pontiac division during 2004 and executive director of advertising and corporate marketing from 2001 to 2004. Prior to that, he was a vice president at PepsiCo., Inc.

“I’m excited to be joining the board of the nation’s leading full-service restaurant company,” Fraleigh said. “Darden’s brands and its leadership are renowned throughout the industry, and I look forward to being a part of this outstanding team.”

Darden Restaurants, Inc., (NYSE: DRI) headquartered in Orlando, Fla., is the world’s largest company-owned and operated full-service restaurant company with almost $6.7 billion in annual sales and approximately 180,000 employees. The Company owns and operates more than 1,700 restaurants including Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52. For more information, please visit www.darden.com.

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